As filed with the Securities and Exchange Commission on April 1, 1997
                                             				File No. 333-19979


                  SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                           AMENDMENT NO. 1

                                 TO

                              FORM S-3
                        REGISTRATION STATEMENT
                               Under
                      THE SECURITIES ACT OF 1933


                 		SUBSTANCE ABUSE TECHNOLOGIES, INC.
---------------------------------------------------------------------------
       (Exact name of registrant as specified in its Charter)

 Delaware                					           22-2806310
--------------------------               -------------------
	(State or other jurisdic-					 	        (I.R.S.Employer
	 tion of incorporation						            Identification No.)
	 or organization)


                          4517 NW 31st Avenue
                        Fort Lauderdale, FL  33309
----------------------------------------------------------------------------
                             (954) 739-9600
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                      					Mr. Robert Stutman
                    Substance Abuse Technologies, Inc.
                           4517 NW 31st Avenue
                      Fort Lauderdale, Florida  33309
                             (954) 739-9600
----------------------------------------------------------------------------
           (Name, address and telephone number of agent for service)


                                 Copy to
                          Robert W. Berend, Esq.
                           Gold & Wachtel, LLP
                           110 East 59th Street
                         New York, New York  10022
                              (212) 909-9500

Approximate date of commencement of the proposed sale to the public: As soon as practicable following the date on which this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                     	CALCULATION OF REGISTRATION FEE




                                     		Proposed	     Proposed
Title of each		                        Maximum	      Maximum
Class of	                Offering	    Aggregate	    Amount of
Securities	              Amount       to be	Price	  Offering       Registration
to be Registered	        Registered   Per Unit(1)	  Price(1)       Fee(2)
----------------         ----------   -----------   --------       ------------

Common Stock, $.01 par   3,402,500	   $2.008(3)	    $6,833,220(3)	 $2,070
value, issuable upon 	   shares
exercise of warrants

Common Stock. $.01 par	  2,500,000	   $2.00(4)     	$5,000,000(4)	 $1,515
value, issuable upon 	   shares
conversion of notes

Common Stock, $.01 par	  637,500	     $1.4375(5)	   $916,406(5)	   $  278
value	                   shares
                                                  			Total	        $3,863

______________________

(1)	Estimated solely for the purpose of calculating the
registration fee.

(2)	Rounded to the nearest dollar.

(3)	Pursuant to Rule 457(g) under the Securities Act, the
weighted average of the exercise prices of the outstanding warrants was used for the purpose of calculating the registration fee.

(4)	Pursuant to Rule 457(h) under the Securities Act, the
conversion price of the notes was 	used for the purpose of
calculating the registration fee.



(5)	Pursuant to Rule 457(c) under the Securities Act, the
closing sales price of the SAT Common Stock as reported on the American Stock Exchange on March 26, 1997 was taken as the offering price of the shares for the purpose of calculating the registration fee.



(6)	An indeterminate number of securities is being registered
pursuant to Rule 416 under the 	Securities Act to cover any
adjustment in the number of shares issuable as a result of the
	anti-dilution provisions of the warrants and the convertible notes.

                    --------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                     ---------------------

                       CROSS REFERENCE SHEET

Pursuant to Item 501(b) of Regulation S-K

Registration Statement
Item Number and Caption				            Prospectus Caption
-----------------------                ------------------

1. 	Forepart of the Registration				   Cover Page of Registration
   	Statement and Outside Front		      Statement and Outside
 	  Cover Page of Prospectus				       Front Cover Page of Prospectus

2. 	Inside Front and Outside Back				  Inside Front Cover Page
  	 Cover Pages of Prospectus		        of Prospectus; Outside Back
 								                              Cover Page of Prospectus

3. 	Summary Information,					          Risk Factors; Prospectus
	   Risk Factors and Ratio of				      Summary and Ratio of Earnings
	   Earnings to Fixed Charges				      to Fixed Charges Are Not Applicable

4.	 Use of Proceeds					               Use of Proceeds

5.	 Determination of Offering Price			 Not Applicable

6.	 Dilution					                     	Dilution

7.	 Selling Security Holders				       Selling Stockholders

8.	 Plan of Distribution					          Cover Page; Plan of Distribution

9.	 Description of Securities				      Not Applicable
   	to be Registered

10.	Interests of Named Experts			     	Not Applicable
   	and Counsel

11.	Material Changes					              Material Changes

12.	Incorporation of Certain       			 Incorporation of Certain
   	Information by Reference				       Information by Reference

13.	Disclosure of Commission	       			Commission Position on
	   Position on Indemnification				    Indemnification
   	for Securities Act Liabilities

Prospectus

                 SUBSTANCE ABUSE TECHNOLOGIES, INC.


           3,402,500 Shares of SAT Common Stock Issuable upon
           Exercise of Warrants, 2,500,000 Shares of SAT Common
           Stock Issuable upon Conversion of Convertible Notes and 637,500 Shares Offered by Selling Stockholders



	Substance Abuse Technologies, Inc. ("SAT") is offering, by this Prospectus, an aggregate of 3,402,500 shares of its Common Stock, $.01 par value (the "SAT Common Stock"), issuable upon the exercise of (1) Common Stock purchase warrants expiring June 30, 2000 (the "June 30 Warrants") to purchase at $2.00 per share an aggregate of 2,500,000 shares of the SAT Common Stock, (2)
675,000 shares of the SAT Common Stock issuable upon the exercise at $2.00 per share of Common Stock purchase warrants expiring three years from the date of this Prospectus (the "April __Warrants") and (3) 227,500 shares of the SAT Common Stock issuable upon the exercise at $2.125 per share of Common Stock purchase warrants granted or to be granted to employees of SAT or subsidiaries thereof (the "Employee Warrants"). SAT will receive gross proceeds of $6,573,125 if all of the foregoing Warrants (excluding those to be granted) are exercised.


	SAT is also offering, by this Prospectus, an aggregate of 2,500,000 shares of the SAT Common Stock issuable upon the conversion of Convertible Senior Promissory Notes due November 8,
1999 (the "Convertible Notes"). If all of the Convertible Notes are converted, SAT's obligation to repay loans aggregating
$5,000,000 in principal amount will be satisfied.


	In addition, the stockholders named in the table under the caption "Selling Stockholders" (the "Selling Stockholders") are offering, by this Prospectus, an aggregate of 637,500 shares of the SAT Common Stock consisting of (1) 325,000 shares of the SAT Common Stock issuable upon the exercise at $2.00 per share of April __ Warrants, (2) 200,000 shares of the SAT Common Stock issuable upon the exercise at $2.00 per share of a Common Stock purchase warrant expiring December 2, 1999 (the "December 2 Warrant"), (3) an aggregate of 50,000 shares of the SAT Common Stock issuable upon the exercise at $1.8125 per share of Common Stock purchase warrants expiring November 15, 1999 (the
"Directors Warrants") issued to the five directors of SAT who are not employees of SAT or a subsidiary thereof as annual compensation for such services, (4) an aggregate of 10,000 shares of the SAT Common Stock issuable upon the exercise at $1.8125 per share of Common Stock purchase warrants expiring November 15, 1999 (the "Lenders Warrants") issued to the two holders of the Convertible Notes and (5) an aggregate of 52,500 shares issuable upon the exercise at $2.125 per share of two of the Employee Warrants because the holders are or were executive officers of SAT. The Selling Stockholders have advised SAT that, when and if they exercise any of the foregoing Warrants, they may, from time to time, offer the 637,500 shares received upon exercise at the prices then prevailing on the American Stock Exchange or in isolated transactions, at negotiated prices, with institutional or other investors. SAT will not receive any of the proceeds from the sales of the shares of the SAT Common Stock by the Selling Stockholders. The following directors of SAT are among the Selling Stockholders: Alan I. Goldman, John C. Lawn, Peter M. Mark, Michael S. McCord and Lee S. Rosen.



	Since January 2, 1992, the SAT Common Stock has been listed on the American Stock Exchange. During the period January 2,
1992 through October 25, 1996, the SAT Common Stock traded under the symbol "AAA." On October 28, 1996, SAT changed its name from "U.S. Alcohol Testing of America, Inc." to "Substance Abuse Technologies, Inc." As a result of such name change, commencing October 28, 1996, the SAT Common Stock has traded under the symbol "SAU." The closing price of the SAT Common Stock as reported by such Exchange on March 26, 1997 was $1.4375.


                     ---------------------

    THE SHARES OFFERED BY THIS PROSPECTUS ARE SPECULATIVE IN THAT
    THEY INVOLVE CERTAIN RISKS.  SEE "RISK FACTORS" COMMENCING ON
    PAGE 6 HEREOF FOR A DISCUSSION OF MATTERS WHICH SHOULD BE
    CONSIDERED BY PURCHASERS OF THESE SHARES.

                     ---------------------

                                      						Underwriting	   	Proceeds			  Proceeds
                       				Price to		       Discounts and		  to			        to Other
                       				Public  		       Commissions(4)		 Issuer    	  Persons
                           --------         --------------   --------     -------

Per share of Common	  	   $1.4375 (1)	      	0		              0			           $1.4375(1)
Stock

Per Warrant share		  	    $2.008(2)	        	0	              	$2.008(2)		    0

Per Note share			         $2.00(3)			        0	              	$2.00(3)	      0

Total for Common Stock		  $916,406(1)	     	 0		              0          	   $916,406(1)

Total for Warrant shares		$6,833,438(2)	 	   0		              $6,833,438(2)  0

Total for Note shares		   $5,000,000(3)	     0	              	$5,000,000(3)	 0


<PAGE 1>

_______________________


(1)	Based on the closing sales price of the SAT Common Stock on
March 26, 1997 as reported by the American Stock Exchange.


(2)	Based on the weighted average of the exercise prices of the
Warrants.

(3)	Based on the conversion price of the Convertible Notes.

(4)	Excludes expenses estimated at $55,000.

<TABLE/>


        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



              The date of this Prospectus is April ___, 1997


<PAGE 2>

                       AVAILABLE INFORMATION

	SAT is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of this material relating to SAT can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street N.W., Washington, D.C. 20549 The Commission maintains a Web site that contains reports, proxy and information statements and information regarding registrants that file electronically with the Commission at the following Web site address: http://www.sec.gov. Because the SAT Common Stock is traded on the American Stock Exchange, reports, proxy and information statements and other information concerning SAT can be inspected by contacting the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006-1881.


	SAT has filed with the Commission a Registration Statement on Form S-3, File No. 333-19979 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), with respect to (1) the offer by SAT of an aggregate of 5,902,500 shares of the SAT Common Stock issuable upon (a) the exercise on and after July 1, 1997 at $2.00 per share of the June 30 Warrants to purchase an aggregate of 2,500,000 shares of the SAT Common Stock, (b) the exercise on a quarterly basis at $2.00 per share of April ___ Warrants to purchase an aggregate of 675,000 shares of the SAT Common Stock, (c) the exercise on anniversary dates of the respective dates of grant (see "Plan of Distribution") at $2.125 per share of the Employee Warrants to purchase an aggregate of 227,500 shares of the SAT Common Stock, of which Employee Warrants expiring between September 11, 2000 and January 1, 2004 to purchase an aggregate of 105,000 shares are currently outstanding and Employee Warrants to purchase an aggregate of 122,500 shares are still to be granted, and (d) the conversion on and after July 1, 1997 at $2.00 per share of the Convertible Notes to acquire an aggregate of 2,500,000 shares of the SAT Common Stock and (2) the offer by the Selling
Stockholders of (a) an aggregate of 637,500 shares of the SAT Common Stock when and if the holders exercise the following
Common Stock purchase warrants, all of which are currently exercisable: (i) April ___ Warrants at $2.00 per share to purchase 325,000 shares of the SAT Common Stock, (ii) the December 2 Warrant at $2.00 per share to purchase 200,000 shares of the SAT Common Stock, (iii) the Directors Warrants at $1.8125 per share to purchase an aggregate of 50,000 shares of the SAT Common Stock, (iv) the Lenders Warrants at $1.8125 per share to purchase an aggregate of 10,000 shares of the SAT Common Stock and (v) an aggregate of 52,500 shares of the SAT Common Stock when and if two of the holders of the Employee Warrants who are or were executive officers of SAT exercise at $2.125 per share their Employee Warrants. The June


<PAGE 3>

30 Warrants, the April __ Warrants, the Employee Warrants, the December 2 Warrants, the Directors Warrants and the Lenders Warrants are collectively referred to herein as the "Warrants."


        INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

	The Company hereby incorporates by reference in this Prospectus the following reports and registration statements of the Company filed pursuant to Sections 12, 13 and 14 of the Exchange Act:

	1.(a)	Annual Report on Form 10-K for the fiscal year ended March 31, 1996;
	  (b)	Form 10-K/A amending the foregoing filed on September 23, 1996;

	2.(a)	Quarterly Report on Form 10-Q for the quarter ended June 30, 1996;
   (b)	Form 10-Q/A amending the foregoing filed on September 20, 1996;

	3.	   Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.


	4.	   Quarterly Report on From 10-Q for the quarter ended December 31, 1996.



	5.(a)	Current Report on Form 8-K filed on June 5, 1996;
	  (b)	Current Report on Form 8-K/A filed on August 5, 1996;
   (c)	Current Report on Form 8-K/A filed on August 27, 1996;
   (d)	Current Report on Form 8-K/A filed on September 23, 1996;



	6.	   Notice of Annual Meeting of Stockholders and Proxy Statement dated
       September 12, 1996; and


7.	    Registration Statement on Form 8-A, File No. 0-18938.

	All reports and definitive proxy or information statements filed pursuant to Sections 13(a), 13(c ), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

<PAGE 4>


	Any person receiving a copy of this Prospectus may obtain without charge, upon written or oral request of such person, any of the documents incorporated by reference herein, except for the exhibits to such documents. Requests should be directed to Robert Stutman, Chairman of Board and Chief Executive Officer, Substance Abuse Technologies, Inc., at the following address:
4517 North West 31st Avenue, Ft. Lauderdale, Florida 33309 or telephone number: (954) 739-9600. A reasonable fee for duplicating and mailing will be charged for a copy of any exhibit if such exhibit is requested. There will no be charge for any requested exhibit which is incorporated by reference into this Prospectus.


                      THE COMPANY

	SAT was incorporated on April 15, 1987 under the laws of Delaware to design, manufacture and market instruments which measure blood alcohol concentration by breath sample and analyzation. These operations are conducted by the Alcohol Testing Products Division of SAT. Effective October 28, 1996, the name of SAT was changed from U.S. Alcohol Testing of America, Inc. to Substance Abuse Technologies, Inc. SAT maintains its principal executive offices at 4517 N.W. 31st Avenue, Fort Lauderdale, Florida 33309, and its telephone number is (954) 739-9600.



SAT's subsidiaries or divisions conduct or conducted the following operations:


1. U.S. Drug Testing, Inc. ("U.S. Drug"), which is 67.0% owned by SAT and whose common stock trades on the Pacific Stock Exchange, is developing proprietary systems that will test for drug use. SAT is currently seeking to acquire the minority stock interests in U.S. Drug by an offer of shares of the SAT Common Stock to the minority stockholders of U.S. Drug as consideration for their consent to a merger (the "U.S. Drug Merger") of U.S. Drug with and into Drug Testing Acquisition Corp., a wholly-owned subsidiary of SAT. There can be no assurance that the U.S. Drug Merger will be successfully consummated. If the U.S. Drug Merger is consummated, Drug Testing Acquisition Corp. will be merged into SAT and thereafter these operations will be conducted as the Drug Testing Products Division of SAT.


2.	  Good Ideas Enterprises, Inc. ("Good Ideas"), which is
     approximately 60.8% owned by SAT and whose common stock trades in the over-the-counter market, designed, marketed and distributed a variety of traditional toy products for children of various ages. Good Ideas currently conducts no operations. The Good Ideas common stock was delisted from the Pacific Stock
     Exchange effective January 1, 1997 and is currently traded in the over-the-counter market. SAT is currently seeking to acquire the minority stock interests in Good Ideas by an offer of shares of the SAT Common Stock to the minority stockholders of Good Ideas as consideration for their consent to a merger
     (the "Good Ideas Merger") of Good Ideas Acquisition
     Corp., a wholly-owned subsidiary of SAT, with and into Good Ideas. Good Ideas was treated as a


<PAGE 5>

     discontinued operation in SAT's financial statements as of March 31, 1996. There can be no assurance that the Good Ideas
     Merger will be consummated.  SAT intends to sell Good
     Ideas or its assets whether or not the Good Ideas
     Merger is consummated and, if no acceptable offer for its stock is made, to liquidate Good Ideas as soon as the results of the consent solicitation for the Good
     Ideas Merger are known.

3.	  ProActive Synergies, Inc. ("ProActive"), which is a
     wholly-owned subsidiary of SAT incorporated in June 1995, provided single source services to assist corporations in their hiring practices ranging from substance abuse testing and background screening to total program management. ProActive was merged into SAT on December 31, 1996 and its operations are now conducted as the Employer Services Division of SAT.

4.	  On May 21, 1996, SAT completed its acquisition of
     Robert Stutman & Associates, Inc. ("RSA"), a provider of corporate drug-free work place programs. Since January 1996, RSA had been designing policies and programs on substance abuse prevention for customers of the ProActive subsidiary. RSA was merged into SAT on December 31, 1996 and its operations are now conducted as the Robert Stutman & Associates Consulting Division of SAT.

5.	  Alconet, Inc. ("Alconet"), which is a wholly-owned
     subsidiary acquired by SAT in March 1995, has developed an alcohol testing network to upload test results and information from various alcohol breath testing devices. Alconet was merged into SAT on December 31, 1996 and its operations are now conducted as part of the Alcohol Testing Products Division of SAT.

6.	  SAT currently operates a division called Biochemical
     Toxicology Laboratories ("BioTox") which serves as a clinical laboratory performing drug and alcohol testing.


 U.S. Rubber Recycling, Inc. ("USRR"), which was a wholly-owned subsidiary of SAT, manufactured and marketed floor covering products for office and industrial use from used truck and bus tires. On April 30, 1996, USRR sold its assets to an unaffiliated third party and discontinued operations. On
December 31, 1996, USRR was dissolved.

	SAT, its subsidiaries and its divisions will be collectively referred to herein as "the Company."

<PAGE 6>

                         RISK FACTORS

	The shares offered hereby are speculative, involve a high degree of risk and should not be purchased by anyone unable to afford a loss of his entire investment. In analyzing this offering, prospective investors should consider all of the matters set forth below.


1.	  Operating Losses.  The Company has sustained losses of
$48,476,903 from inception through December 31, 1996. Management initiated cost reduction actions to reduce general and administrative expenses in the fiscal year ended March 31, 1996 ("fiscal 1996"), which prospective savings were offset by the $903,000 in combined legal and other expenses paid or reimbursed by SAT and incurred by both SAT and the dissident stockholder group in the May to September 1995 consent solicitation contest, $250,000 in settlement of a claim by two then Alconet officers relating to their then employment and $397,000 of expenses incurred prior to its acquisition by Alconet, a then subsidiary acquired in March 1995 and not included in the Company's operating results for the fiscal year ended March 31, 1995 ("fiscal 1995"). Without the expenses of the consent solicitation, management had hoped that the general and administrative expenses could be reduced in the fiscal year ending March 31, 1997 ("fiscal 1997"). During the nine months ended December 31, 1996, such expenses increased by $350,000 to $4,120,000 from the $3,770,000 in the comparable period in fiscal 1996. The increase was due primarily to the issuance of shares of the SAT Common Stock valued at $575,000 for financial public relations services. The Company also incurred approximately $353,000 of legal expenses related to the taking private transactions and a registration statement under the Securities Act primarily relating to the shares underlying warrants, relocation and plant closure costs of approximately $100,000 and costs associated with the transition of management of approximately $253,600. However, there can be no assurance that management's expectations as to cost reductions will be realized in the fiscal year ending March 31, 1998 ("fiscal 1998") or thereafter. In addition, management has initiated an effort through SAT's Employer Services Division (formerly ProActive, a subsidiary) to tap the human resource provider market which it believes can result in substantial revenues; however, selling and marketing expenses increased to $859,000 in the nine months ended December 31, 1996 as compared to $772,000 for the same period of the prior year reflecting such increased marketing efforts. In addition, management caused SAT to acquire RSA on May 21, 1996, which company had been designing drug-free workplace policies and programs for ProActive clients since January 1996; will continue to attempt to sell its toy operations; and has sold on April 30, 1996 the assets of its rubber recycling operations, so that the Company can concentrate on alcohol and drug testing and the related operations of the Robert Stutman & Associates Consulting Division and the Employer Services Division as its core businesses. However, there can be no assurance that management will receive what it considers to be a more acceptable offer for Good Ideas than a current offer of $225,000 (less amounts previously paid) for its remaining inventory. The Good Ideas Board will attempt to close on such offer if still open as soon as possible (Good Ideas is seeking a closing in April 1997) and, whether or not such sale is consummated, will liquidate Good Ideas as soon as possible after the date on which the results of the consent solicitation for the Good Ideas Merger are known. In addition, the decision to develop a saliva based drug testing product, rather than complete first the urine based drug testing product for

<PAGE 7>

marketing, will, in the opinion of management, enhance the Company's future growth, but has delayed the receipt of any revenues from U.S. Drug until the first quarter of 1999 the at the earliest, assuming successful consummation of the research and development program, as to which there can be no assurance. If the saliva based product reaches a certain stage of development, which currently is not anticipated until March 1998 at the earliest, management could consider the feasibility of obtaining a marketing partner, which partner could fund the later stages of product development, but also would decrease future marketing revenues. In addition, because the bulk of the research and development expenses will have been incurred at that stage of the program, seeking a development partner may not be a desirable action to take at that time. Management believes, therefore, that it is currently too speculative to project any revenues from this source. See the section "Lack of Funding May
End Possible Drug Testing Products" under this caption "Risk
Factors." Accordingly, it is management's belief, especially in view of the significant losses in the fiscal year ended March 31, 1994 ("fiscal 1994"), fiscal 1995, fiscal 1996 and the first nine months of fiscal 1997, that, despite these management programs, the Company will not turn profitable in fiscal 1997. There can be no assurance as to when the Company, without giving effect to the results of operations of U.S. Drug, will turn profitable, if at all, or when U.S. Drug will turn profitable.



2.	  Need for Financing.  Management believes that, as a
result of (1) its recently consummated sale of the Convertible Notes in the principal amount of $5,000,000, (2) the exercise of Common Stock purchase warrants and a stock option during the period January 1996 through September 30, 1996 resulting in gross proceeds to SAT of $4,770,621, (3) the closing of a private placement pursuant to Regulation D under the Securities Act in December 1995 through February 1996 resulting in gross proceeds of $3,750,000, (4) the contemplated future exercises of Common Stock purchase warrants and (5) management's belief that, except for the cash requirements of U.S. Drug, the Company will begin to have a positive cash flow from operations during fiscal 1998, the Company will be able to meet its cash requirements other than those for U.S. Drug (which will require additional financing) during the next 12 months. However, there can be no assurance that this objective will be achieved, particularly as to the estimate as to the Company achieving a positive cash flow from its operations other than U.S. Drug. Such estimate is based primarily on SAT continuing to develop new customers for its Employer Services Division taking into account that it generally takes 90 to 120 days from contract signing to implement procedures and begin to receive revenues. Such estimate also assumes that SAT will not incur significant non-recurring costs as it has in recent years, that SAT has eliminated its significant losses in the Alcohol Products Division and continues to derive from its Robert Stutman & Associates Division increasing revenues and sources of potential business for the Company's other operations. In the event exercises are not achieved at the levels expected and the Company's cash flow from operations (other than U.S. Drug) does not turn positive, the Company in such event would have to seek new financing even for its non-U.S. Drug operations, which financing may not be available or, if available, may not be on acceptable terms. In addition, depending on market and other conditions relating to the individual holder, there can be no assurance that the outstanding Common Stock purchase warrants will be exercised and, if exercised, when.


<PAGE 8>

	In the event that the Company is unable to generate sufficient cash flow from operations or from sources other than operations as described in the preceding paragraph (which event, in management's opinion, is not likely to occur based upon the Company's past experience; however, there can be no assurance that management will be successful in its financing efforts), then the Company may have to reduce operations in order to survive, thereby not only resulting in less cash from operations currently, but also delaying future revenue growth. In such event the market price of the SAT Common Stock is likely to drop, not only discouraging the future exercises of SAT's warrants and possibly discouraging potential new investors, but also increasing the risk that a current investor in SAT may lose the value of his, her or its investment.


	3.	  Lack of Funding May End Possible Drug Testing Products.
U.S. Drug will require approximately $12,000,000 during the period April 1, 1997 to December 31, 1998 to complete the development of a saliva based testing product. Such estimate reflects both product development and manufacturing build-out costs, as well as general and administrative expenses. U.S. Drug will attempt to reduce such estimated costs to approximately
$10,500,000 by leasing rather than purchasing certain items, but there can be no assurance as to the extent, if any, that leasing will be a viable option. Although SAT's management believes that SAT can raise the necessary funds to complete this project, failure to raise the funds will result in no drug testing operations by the Company based on use of its own products. U.S.
Drug would, as a result, have to cease operations because it has no other product to market or service to furnish. In addition, the Employer Services Division would, in such circumstances, have to continue to use external drug testing sources for its services, thereby risking increased costs when and if the laboratories currently performing such services increase their charges.



	Prior management had considered the alternative to financing of U.S. Drug seeking a development partner which would share the costs. However, current management is of the opinion that use of one of the major pharmaceutical or medical diagnostic companies to assist in the product development at this stage of development risks giving confidential data to potential competitors that will not be fully protected by confidentiality agreements and also may result in marketing rights demands that would later reduce the revenues to the Company assuming successful consummation of the development program. Current management also believes that a potential marketing partner cannot be obtained on an acceptable basis until there is a working prototype for the instrument and the disposables and certain preliminary clinical data is obtained. Current management does not believe that the prototype will be produced until March 1998 at the earliest and that, at that stage of development, the greater part of the estimated $10,500,000 in development and manufacturing build-out expenses will already have been incurred, making it less beneficial to obtain a development partner at that time. There can be no assurance that a development/marketing partner can be obtained upon acceptable terms, whether at that later date or at all.



4.	  Insufficient Authorized Shares.  As of February 28,
1997, there were 50,000,000 shares of the SAT Common Stock authorized, of which 36,030,591 shares were outstanding and the SAT Board of Directors had authorized for issuance up to an additional 17,788,712 shares, including

<PAGE 9>

an aggregate of 3,347,002 shares to be issued in its proposed transactions to take two publicly-traded subsidiaries private.
Were all of such shares to be issued, there would be 53,819,303 shares outstanding or 3,819,303 shares in excess of the authorized number. However, as of February 28, 1997, Common Stock purchase warrants to purchase an aggregate of 4,417,000 shares and the Convertible Notes as to 2,500,000 shares are not currently exercisable or convertible. All of the foregoing amounts as to the shares authorized to be issued do not give effect to anti-dilution or other adjustment provisions in certain of the Common Stock purchase warrants and in the Convertible Notes. SAT has authorized the calling of a Special Meeting of Stockholders (currently scheduled for May 5,
1997) for the purpose of increasing the authorized number of shares of the SAT Common Stock from 50,000,000 to 65,000,000.
There can be no assurance that the SAT stockholders will approve this increase, in which event, if 50,000,000 shares of the SAT
Common Stock are outstanding at the date on which a holder of a Warrant seeks to exercise, or a holder of the Convertible Notes seeks to convert, such holder will not be able to receive any shares of the SAT Common Stock and SAT will not have shares for any additional financing.



5.	  Competition.  The Company has a variety of competitors
depending on the particular aspect of its business, many of which have far greater financial resources and marketing staffs than the Company. There can be no assurance that the Company will be able to compete successfully with these companies.


Alcohol Testing

	The alcohol detection equipment industry is highly competitive. SAT competes with other small companies such as CMI Inc., Intoximeters, Inc. and Lifeloc, Inc., which also offer alcohol testing equipment. Although all of these competitors are believed currently to have greater revenues than SAT from sales of alcohol testing devices, management is of the opinion that only CMI, Inc., which is a subsidiary of MPD, Inc., may have greater financial resources than SAT. In addition, several companies, including Hoffman-LaRoche, Inc. ("Roche") and STC Technologies, Inc., offer an on-site screening saliva based alcohol test. Roche has, and several of these other companies may have, greater revenues and financial resources than the Company.

Drug Testing


	The Company has not received any revenues from U.S. Drug because its products are still in the developmental stage. Currently U.S. Drug is developing two products which will screen for the presence of drugs of abuse, one which will utilize flow immunosensor technology with urine samples as a medium of testing and another which will utilize flow immunosensor technology with saliva samples as a medium of testing. If the products are developed, U.S. Drug will compete with many companies which currently utilize urine samples as a medium of testing, such as Syva (a division of Behring Diagnostics), Roche, Marion Laboratories, Inc., Abbott Laboratories, Inc., Editek, Inc., Hycor Biomedical, Inc., Princeton Biomedical, Inc. and BioSite, Inc., major pharmaceutical or medical diagnostic companies which also provide substance abuse screening

<PAGE 10>

methods. To management's knowledge, no competitor is currently offering a saliva based testing product on an "on site" basis for drugs of abuse. However, management has been advised that at least two and possibly more companies may have such product under development and, accordingly, there can be no assurance that a competitor will not offer such a product in the future. Even if no such product is offered, U.S. Drug anticipates competition from other substance abuse detection methods provided by the major companies mentioned in this paragraph. If U.S. Drug successfully completes development of first its saliva sample testing method and second its urine sample testing method, as to which there can be no assurance, it is not certain whether U.S. Drug will have the financial resources to compete successfully with other companies which have greater resources available to them without the assistance of a major pharmaceutical or other company possessing such resources. There can be no assurance that the assistance of such a company can be obtained, especially because none is currently being sought and management does not believe that it could pursue successfully such a partner until the first quarter of 1998 at the earliest. In addition, U.S. Drug's delay in bringing a drug testing product to market may adversely affect its future marketing efforts because of the name recognition gained by competitors actively marketing a product during this interim period.


Human Resource Provider Operations


	The Employer Services Division (formerly the ProActive Subsidiary) is a single source service provider, meaning that it is a provider of both substance abuse testing services and background screening services. A single source service provider is a relatively new concept. Additionally, the Company, through the acquisition in May 1996 of RSA (now the Robert Stutman & Associates Consulting Division), can also provide customized loss prevention services specifically designed to reduce the negative effect of workplace substance abuse. The competition from single source providers which the Employer Services Division currently encounters is primarily from smaller local and regional companies. To management's knowledge, currently there is no single source provider on a national level, which is what the Employer Services Division provides, and there are no providers of customized programs and policies other than the Robert Stutman & Associates Consulting Division. However, Laboratory Corporation of America, through Med-Express, is currently offering background screening services to corporations on a limited basis. Although, the Employer Services Division has experienced personnel in both the drug testing and investigative arena, there can be no assurance that the Employer Services Division will become successful in marketing its services as a single source provider on a national level. In addition, the Employer Services Division will face competition from other companies which provide each of these services separately such as the companies mentioned in the preceding subsections of this section "Competition" under this caption "Risk Factors" as it relates to substance abuse testing providers (including the laboratories which are vendors to the Employer Services Division), and local or regional investigative firms or private investigators (including vendors to the Employer Services Division) as it relates to background investigative services. Assuming that the combined operations of the Robert Stutman & Associates Consulting Division and the Employer Service

<PAGE 11>

Division achieve national status as a single source provider, there can be no assurance that existing or new companies will not enter the national marketplace to compete with these SAT operations.



6.	  No Common Stock Dividends.  SAT has not paid any cash
dividends on the SAT Common Stock and, based on the Company's cash requirements and continuing losses, does not anticipate paying cash dividends on the SAT Common Stock in the foreseeable future.



7.	  Depressive Effect on Market of Warrant or Option
Exercises, Untimely Sales by Selling Stockholders and Sales of Shares Received upon Mergers. Any exercise of the outstanding SAT Common Stock purchase warrants of SAT will increase the shares available for public trading, which may depress the public market price for the SAT Common Stock. Pursuant to a Prospectus dated October 4, 1996 (the "October 4 Prospectus") SAT is offering an aggregate of 2,000,000 shares of the SAT Common Stock issuable upon the exercise at $2.00 per share of Common Stock purchase warrants expiring December 17, 1999 (the "December 17 Warrants"), all of which shares could be reoffered by the holders thereof. Because none of the holders is an "affiliate" of SAT (as such term is defined in Rule 405 under the Securities Act), Gold & Wachtel, LLP, general counsel to SAT, is of the opinion that such holders will not require for resale of the underlying shares a prospectus naming them as selling stockholders and otherwise complying with Section 10(a)(3) of the Securities Act. In addition, as of February 28, selling stockholders named in the October 4 Prospectus were offering an aggregate of 4,051,756 shares of the SAT Common Stock when and if Common Stock purchase warrants expiring between May 17, 1997 and July 18, 2003 are exercised. The October 4 Prospectus also relates to the resale by selling stockholders named therein (including the Chairman of the Board and Chief Executive Officer of SAT) of an aggregate of 500,000 shares of the SAT Common Stock issued upon the acquisition of RSA (which were part of 3,000,000 shares of the SAT Common Stock (the "Acquisition Shares") registered by SAT under the Securities Act in its Registration Statement o Form S-1, File No. 33-43337 (the "January 1992 Registration Statement"), for future acquisitions) and certain other shares previously issued upon the exercise of Common Stock purchase warrants and a stock option. This Prospectus relates to the issuance by SAT of
(a) up to an aggregate of 3,402,500 shares of the SAT Common Stock issuable upon the exercise of the June 30 Warrants, most of the April __ Warrants and most of the Employee Warrants and (b) up to an aggregate of 2,500,000 shares issuable upon the conversion of the Convertible Notes, all of which 5,902,500 shares could be reoffered by the holders thereof. Because none of the holders of the Common Stock purchase warrants to purchase an aggregate of 3,402,500 shares and neither of the holders of the Convertible Notes is an "affiliate" of SAT (as such term is defined in Rule 405 under the Securities Act), Gold & Wachtel, LLP, general counsel to SAT, is of the opinion that such holders will not require for resale of the underlying shares a prospectus naming them as selling stockholders and otherwise complying with
Section 10(a)(3) of the Securities Act. This Prospectus also relates to the offer by the Selling Stockholders of (x) an aggregate of 637,500 shares when and if two of the April ___ Warrants, the December 2 Warrants, the Directors Warrants and the Lenders Warrants are exercised and (y) an aggregate of 52,500 shares when and if the two holders of Employee Warrants who are or were affiliates of SAT exercise such Employee Warrants and offer to resell the underlying shares. Accordingly, because the last of the SAT warrants

<PAGE 12>

described in this paragraph do not expire until July 18, 2003, the potential exercises and conversions and the subsequent sales of the underlying shares may act as an overhang on the market for the SAT Common Stock for a long period. With the filing of the January 1997 Registration Statements, SAT has fulfilled the last of its registration rights commitments. Such commitments relate to an aggregate of 16,256,920 shares of the SAT Common Stock. In addition, SAT may, under certain circumstances, be required to amend the January
1992 Registration Statement so that the holders may reoffer an aggregate of 967,321 shares of the Acquisition Shares already issued (other than to the former RSA shareholders) and an aggregate of 1,532,679 shares of the Acquisition Shares to be issued with respect to future acquisitions by SAT.



	As of February 28, 1997, the 4,051,756 shares described in the preceding paragraph were reserved for issuance upon the exercise of the following Common Stock purchase warrants: (a) 175,495 shares of SAT Common Stock issuable upon the exercise at exercise prices ranging between $1.87 and $4.00 per share of Common Stock purchase warrants expiring between September 16, 1997 and December 31, 1997; (b) 61,250 shares issuable upon the exercise at exercise prices ranging between $1.0625 and $4.00 per share of Common Stock purchase warrants expiring between May 17, 1997 and September 1, 1998; (c) 77,500 shares issuable upon the exercise at exercise prices ranging between $2.00 and $2.50 per share of Common Stock purchase warrants expiring between September 1, 1998 and December 31, 2001; (d) 60,000 shares issuable upon the exercise at $1.9375 per share of Common Stock purchase warrants expiring November 15, 1998 issued to non-employee directors of SAT and a consultant; (e) 500,000 shares issuable upon the exercise of three Common Stock purchase warrants expiring November 15, 1998 (as to 200,000 shares at $1.9375 per share), November 15, 2000 (as to 150,000 shares at $3.00 per share) and November 15, 2000 (as to 150,000 shares at $2.00 per share) issued to a director in connection with his services in a capacity other than as a director, including those related to the then pending private placement pursuant to Regulation D under the Securities Act; (f) 300,000 shares issuable upon the exercise at $2.125 per share of a Common Stock purchase warrant expiring April 17, 1999 issued to the same director for other services not in his capacity as a director;
(g) 235,000 shares issuable upon the exercise at exercise prices ranging between $1.875 and $2.8125 per share of Common Stock purchase warrants expiring between August 27, 1998 and July 18, 2003 issued to employees of the Company; (h) 189,376 shares issuable upon the exercise at $2.00 per share of a Common Stock purchase warrant expiring March 31, 1999 issued to RSA as a consultant to ProActive in consideration of its services rendered to ProActive operations (the warrant being divided among the RSA shareholders after the acquisition of RSA by SAT); (i) 3,125 shares issuable upon the exercise at $2.00 per share of a Common Stock purchase warrant expiring December 13, 1999 issued to the Chief Executive Officer for his prior services as a consultant to SAT and ProActive; (j) 792,000 shares issuable upon the exercise at $2.125 per share and 108,000 shares issuable upon the exercise at $3.125 per share of Common Stock purchase warrants expiring
May 20, 1999 issued to the RSA shareholders as part of the RSA purchase price; (k) 200,000 shares issuable upon the exercise at $2.125 per share and 400,000 shares issuable upon the exercise at $3.125 per share of a Common Stock purchase warrant expiring May 12, 2003 issued to the President of SAT; (l) 700,000 shares issuable upon the exercise at $2.00 per share of a Common Stock purchase warrant expiring February 26, 1999 issued to a consultant to

<PAGE 13>

SAT for financial public relations services; (m) 100,000 shares issuable upon the exercise at $2.17 per share of Common Stock purchase warrants expiring October 19, 2000 issued to the placement agents for a private placement pursuant to Regulation S under the Securities Act; and (n) 150,000 shares issuable upon the exercise at $2.25 per share of a Common Stock purchase warrant expiring
January 29, 2000 issued to an individual in connection with settlement of a litigation against SAT. The 4,051,746 shares of the SAT Common Stock issuable upon the exercise of the warrants described in this paragraph have all been registered under the Securities Act for resale by the holders thereof as described in the preceding paragraph. All of the foregoing Common Stock purchase warrants were granted at or above the fair market value of the SAT Common Stock on the respective date of grant. There was also reserved, as of February 28, 1997, 185,207 shares issuable upon the conversion of the shares of the Class A Preferred Stock, $.01 par value (the "Class A Preferred Stock"). If all of the 4,051,746 shares issuable upon the exercises of the foregoing Common Stock purchase warrants, the 185,207 shares issuable upon the conversion of the Class A Preferred Stock, the aggregate of 500,000 and other outstanding shares and the aggregate of 3,540,000 shares issuable upon the exercise of the December 17 Warrants, the April __ Warrants, the Employee Warrants, the December 2 Warrant, the Directors Warrants and the Lenders Warrants as described in the preceding paragraph and, after July
1, 1997, the aggregate of 5,000,000 shares that could be issued upon the conversions of the Convertible Notes and the exercises of the June 30 Warrants, or a substantial number of the foregoing shares, were publicly sold over a short time period, the market price of the SAT Common Stock could decline significantly because the market might lack the capacity to absorb a large number of shares during a brief period. Such a decline in market price may make the terms of any future financing more difficult for SAT to consummate on a favorable basis.



	To the extent that the Good Ideas Merger is consummated, 557,524 shares of the SAT Common Stock will be issued to the minority stockholders of Good Ideas. To the extent that the U.S. Drug Merger is consummated, 2,789,478 shares of the SAT Common Stock will be issued to the minority stockholders of U.S. Drug. The aggregate of 3,347,002 shares of the SAT Common Stock issued on such transactions will, with limited exceptions, be freely tradable and, if a substantial number of these shares were offered for sale at the same time, such offerings could have a similar adverse impact as described in the preceding paragraph.



8.	  Technological Changes.  The substance abuse testing
industry is a technologically sensitive industry in that companies are constantly developing new methods and making changes to current methods for substance abuse detection in order to remain competitive. SAT competes, and, when its development stage for a saliva based test and a urine based test are completed, U.S. Drug will compete, with larger companies such as those named under the section "Competition" under this caption "Risk Factors," many of which have substantially greater financial resources available to them to invest in the research and development of their products than SAT and U.S. Drug. These competitors may develop products in the future which may render SAT's and U.S. Drug's products obsolete or non-competitive from a pricing point of view. To remain competitive, SAT and U.S. Drug may require substantial financial resources for personnel and other costs to conduct research

<PAGE 14>

and update current products to reflect the technological advances; however, such financial resources may not be available. See the section "Need for Financing" under this caption "Risk Factors."



9.	  Market Limitation for Alcohol Testing Products.  The
potential markets for SAT's alcohol testing products may be substantially limited to the ones in which it currently sells - law enforcement, correctional facilities, medical and clinical facilities, alcohol treatment centers and emergency rooms. This market insofar as alcohol testing is concerned may be saturated and the opportunity for growth limited; however, management of SAT believes that the demand for alcohol testing could grow in the industrial market, in which SAT does some current selling, on a broader basis as did the demand for drug testing at an earlier date. There can be no assurance that such growth will occur or that, if the growth occurs, SAT will successfully penetrate the industrial market.



10.	  Possible Market Making Restrictions.  Unless granted an
exemption by the Commission from Rule 10b-6 under the Exchange Act, any soliciting broker-dealers will be prohibited from engaging in any market making activities regarding SAT's securities for two business days prior to any solicitation activity on behalf of the Selling Stockholders or the termination of any right that soliciting broker-dealers may have to receive a fee for the exercise of the Warrants following such solicitation. As a result, soliciting broker-dealers may be unable to continue to provide a market for SAT's securities during certain periods while the Warrants or the Options are exercisable.


                       DILUTION

 As of December 31, 1996, there were 36,030,591 shares of the SAT Common Stock outstanding and the net tangible book value of SAT was $795,676 or $.02 per share of the SAT Common Stock. Net tangible book value per share of the SAT Common Stock is the tangible assets of SAT less all liabilities, minority interests in subsidiaries and the Class A Preferred Stock liquidation preference divided by the number of shares of the SAT Common Stock outstanding.



 If all shares of the Class A Preferred Stock were converted into shares of the SAT Common Stock and the U.S. Drug Merger and the Good Ideas Merger were completed, SAT would have 39,562,800 shares of the SAT Common Stock outstanding with a net tangible book value of $1,855,989 or $.05 per share of the SAT Common Stock.



 If all of the outstanding Common Stock purchase warrants to purchase an aggregate of 9,969,246 shares were exercised; if the U.S. Drug Merger and the Good Ideas Merger were completed resulting in the issuance of an aggregate of 3,347,002 shares of the SAT Common Stock; if the 74,285 and 243,000 shares of the SAT Common Stock issuable upon the exercise of Common Stock purchase warrants at $2.115 and $4.629, respectively, per share, issued in connection with the mergers were exercised; and an aggregate of 2,500,000 shares were issued on the conversion of the Convertible Notes (without giving effect to anti-dilution and market price adjustments), SAT would

<PAGE 15>

have 52,349,332 shares of the SAT Common Stock outstanding with a net tangible book value of $30,291,103 or $.58 per share of the SAT Common Stock.



	The following table reflects the maximum potential dilution that may be incurred by the various holders of the Warrants and the Convertible Notes being registered herein after the exercise of their respective Warrants and the conversion of their Convertible Notes and assuming the issuance of the shares in connection with the proposed mergers and the conversion of the Class A Preferred Stock. Assuming completion of these transactions, SAT would have outstanding 46,102,800 shares of Common Stock and have a net book value of $14,459,739 or $.32 per share of the SAT Common Stock.



			Net tangible book value per share after the
    transaction described in the preceeding paragraph          $  .32
			Dilution per share to $1.8125 Warrantholders				            $1.4925
			Dilution per share to $2.00 Convertible Noteholders			      $1.68
			Dilution per share to $2.00 Warrantholders				              $1.68
			Dilution per share to $2.125 Warrantholders				             $1.905



 Shares of the SAT Common Stock issuable upon the exercise of the Warrants at the following exercise prices per share:
60,000 at $1.8125, 3,700,000 at $2.00 and 280,000 at $2.125 and shares of
SAT Common Stock issuable upon conversion of the Convertible Notes, 2,500,000 at $2.00 per share.


	The actual dilution will be determined based on the actual shares issued and the proceeds received therefrom.


	Those investors purchasing shares of the SAT Common Stock from the Selling Stockholders would have a dilution of $1.1175 per share based upon a market price of $1.4375 on March 26, 1997.


                     USE OF PROCEEDS

	The amount of the net proceeds arising from the exercises of the Warrants is not ascertainable because there can be no assurance of any such exercises. SAT will use these proceeds, if any, for general corporate purposes including salaries and working capital in no allocable order of priority. If all of the Warrants which are outstanding as to which the underlying shares are being offered pursuant to this Prospectus, whether by SAT or by the Selling Stockholders, were exercised, SAT would realize gross proceeds of $8,103,750. If less than all of the Warrants are exercised, the amount available for working capital would be reduced. SAT will receive no proceeds from the sales by the Selling Stockholders of the shares of the SAT Common Stock to be offered by them. SAT will receive no proceeds upon the conversion of the Convertible Notes; however, SAT's obligation to pay loans aggregating $5,000,000 in principal amount will be cancelled.


<PAGE 16>

                      SELLING STOCKHOLDERS


	The table below sets forth (1) the number of shares of the SAT Common Stock (an aggregate of 637,500) registered under the Securities Act pursuant to the Registration Statement and to be offered by the Selling Stockholders named in the following table pursuant to this Prospectus; (2) the number of shares of the SAT Common Stock owned beneficially by each such Selling Stockholder as of February 28, 1997 before and after such offering; and (3) the percentage of beneficial ownership before and after the offering. Because April ___ Warrants to purchase 675,000 shares of the SAT Common Stock is not currently exercisable as to such shares (see the paragraph succeeding the table), Gold & Wachtel, LLP, general counsel to SAT, is of the opinion that these shares may be registered under the Securities Act pursuant to the Registration Statement for issuance by SAT. Because the holder is not, nor are any persons associated with such holder, an affiliate of SAT as such term is defined in Rule 405 under the Securities Act, in the opinion of Gold and Wachtel, LLP, general counsel to SAT, the holder is not required, upon resale after exercise, to deliver a prospectus naming such holder as a Selling Stockholder and otherwise complying with Section 10(a)(3) under the Securities Act.



      					                 Number of Shares                     Percentage (1)
                            ----------------                     --------------
Name					               Before	 	    Offered	    After		         Before		  After
----                    ------       -------     -----           ------    ----

Alan I. Goldman(2)		   20,000(3)	    10,000	     10,000	         nil		      nil

John C. Lawn(2)		      20,000(3)	    10,000	     10,000	         nil		      nil

Peter M. Mark(2)		     587,600(3)	   10,000	     577,600	        1.6%		     1.6%

Michael S. McCord(2)		 214,441(4)	   10,000	     204,441	        nil		      nil

Lee S. Rosen(2)	       1,478,648(5)	 210,000     1,268,648	      4.0%		     3.4%

Capital Strategists,   1,000,000(6)	 325,000	    675,000	        2.7%		     1.8%
 Inc

Steven A. Cohen	       1,748,100(7)  5,000       1,743,100		     4.9%	     	4.8%

S.A.C. Capital
 Associates, LLC	     	508,100(8)	   5,000	      503,100	        1.4%		     1.4%

Robert Muccini(9)		    40,000(10)	   40,000	     -0-	           	nil	      	-0-

Dennis Wittman(9)		    12,500(11)	   12,500	     -0-	           	nil      		-0-


<PAGE 17>
_____________________


(1)	  The percentages computed in this column of the table are
      based upon 36,030,591 shares of the SAT Common Stock outstanding on February 28, 1997 and effect being given, where appropriate, pursuant to Rule 13d-3(d)(1)(i) under the Exchange Act, to shares issuable upon the exercise of Warrants which are currently exercisable or exercisable within 60 days of February 28, 1997.


(2)	  A director of SAT.


(3)	  The shares reported in the table as being beneficially
      owned reflect or include (a) 10,000 shares of the SAT Common Stock issuable upon the exercise at $1.9375 per share of a Common Stock purchase warrant expiring November 15, 1998 (the "November 15 Warrant") and (b) 10,000 shares of the SAT Common Stock issuable at $1.8125 per share upon the exercise of a Directors Warrant, both issued to the holder as a director of SAT who is not employed by SAT or a subsidiary thereof. The holder is offering only the shares described in (b) pursuant to this Prospectus and is offering the shares described in (a) pursuant to the October 4 Prospectus.



(4)	  The shares reported in the table as being beneficially
      owned include (a) 10,000 shares of the SAT Common Stock issuable upon the exercise at $1.9375 per share of a Common Stock purchase warrant expiring November 15, 1998 issued to Mr. McCord as a consultant to the Board of Directors of SAT and (b) 10,000 shares of the SAT Common Stock issuable at $1.8125 per share upon the exercise of a Directors Warrant issued to Mr. McCord on the same basis as described in Note (3) to this table. He is offering only the shares described in (b) pursuant to this Prospectus and is offering the shares described in (a) pursuant to the October 4 Prospectus.



(5)	  The shares reported in the table as being beneficially
      owned include (a) 200,000 shares of the SAT Common Stock issuable at $2.00 per share upon the exercise of the December 2 Warrant; (b) 10,000 shares of the SAT Common Stock issuable upon the exercise at $1.9375 per share of a November 15 Warrant issued to Mr. Rosen as a director on the same basis as described in Note (3) to this table; (c) 10,000 shares of the SAT Common Stock issuable upon the exercise at $1.8125 per share of a Directors Warrant issued to him as a director on the same basis as described in Note (3) to the table; (d) 200,000 shares of the SAT Common Stock issuable upon the exercise at $1.9375 per share of a Common Stock purchase warrant expiring November 15, 1998; (e) 150,000 shares of the SAT Common Stock issuable upon the exercise at $3.00 per share of a Common Stock purchase warrant expiring November 15, 2000; (f) 150,000 shares of the SAT Common Stock issuable upon the exercise at $2.00 per share of a Common Stock purchase warrant expiring November 15, 2000; and (g) 300,000 shares of the SAT Common Stock issuable upon the exercise at $3.125 per share of a Common Stock purchase warrant expiring April 17, 1999. Mr.

<PAGE 18>

      Rosen is offering only the shares described in (a) and
      (c) pursuant to this Prospectus and is offering all of the other shares pursuant to the October 4 Prospectus.



(6)	  The shares reported in the table as being beneficially
      owned reflect the shares issuable upon the exercise of the April ___ Warrants. The holder is only offering pursuant to this Prospectus 325,000 shares of the SAT Common Stock because the two April ___ Warrants as to such shares are currently exercisable and, accordingly, do not meet all of the standards set forth in the introductory paragraph to this table.



(7)	  The shares reported in the table as being beneficially
      owned reflect (a) 1,743,100 shares of the SAT Common Stock and (b) 5,000 shares of the SAT Common Stock issuable at $1.8125 per share upon the exercise of a Lenders Warrant. The shares reported in the table do not reflect (x) 2,500,000 shares of the SAT Common Stock issuable upon the conversion of a Convertible Note and (y) 1,250,000 shares of the SAT Common Stock issuable at $2.00 per share upon the exercise of a June 30 Warrant because neither the Convertible Note is convertible, nor the June 30 Warrant is exercisable, at February 28, 1997 or within 60 days after February 28, 1997. The holder is offering only the shares described in (b) pursuant to this Prospectus. Mr. Cohen filed a Schedule 13D, as amended, with S.A.C Capital Advisors, LLC because their joint beneficial ownership may constitute ownership by a "group" as such term is defined in Rule 13d-5(b) under the Exchange Act. Based on holders' advice to SAT and the subsequent grants by SAT, the group beneficially owned an aggregate of 2,256,200 shares of the Common Stock or 6.3% of the outstanding shares at February 28, 1997.



(8)	  The shares reported in the table as being beneficially
      owned reflect (a) 503,100 shares of the SAT Common Stock and (b) 5,000 shares of the SAT Common Stock issuable at $1.8125 per share upon the exercise of a Lenders Warrant. A Schedule 13D, as amended, reported that S.A.C. Capital Associates, LLC, an Anguillan limited liability company, acquired the foregoing securities, but, because S.A.C. Capital Advisors, LLC, a Delaware limited liability company, has voting and dispositive power over the securities, the latter was deemed to be the beneficial owner thereof. The shares reported in the table do not reflect (x) 2,500,000 shares of the SAT Common Stock issuable upon the conversion of a Convertible Note and (y) 1,250,000 shares of the SAT Common Stock issuable at $2.00 per share upon the exercise of a June 30 Warrant because neither the Convertible Note is convertible, nor the June 30 Warrant is exercisable, at February 28, 1997 or within 60 days after January 31, 1997. The holder is offering only the shares described in (b) pursuant to this Prospectus. See Note (7) to this table for information as to group ownership.



(9)  	Mr. Wittman was, from September 5, 1996 to February 25,
      1997 the Vice President, Finance, Treasurer, Chief Financial Officer and Chief Accounting Officer of SAT. Effective February 25, 1997, Mr. Muccini was elected or designated to all of Mr. Wittman's officerships or officer designations. Mr. Wittman resigned as a result of the relocation of the Finance and Accounting Department from the former corporate headquarters in Rancho Cucamonga, California to the new corporate headquarters in Fort Lauderdale, Florida. See "Material Changes."


<PAGE 19>

(10)	 The shares reported in the table as being beneficially
      owned and being offered pursuant to this Prospectus reflect shares of the SAT Common Stock issuable at $2.125 per share upon the exercise of an Employee Warrant.


(11)	 The shares reported in the table as being beneficially
      owned and being offered pursuant to this Prospectus reflect shares of the SAT Common Stock issuable at $2.125 per share upon the exercise of an Employee Warrant. The number of shares was reduced from 50,000 to 12,500 and the Employee Warrant made immediately exercisable when Mr. Wittman resigned as described in Note (9) to this table.


                     PLAN OF DISTRIBUTION

	Each of the holders of (1) the Directors Warrants to purchase an aggregate of 50,000 shares of the SAT Common Stock,
(2) the Lenders Warrants to purchase an aggregate of 10,000 shares of the SAT Common Stock, (3) the December 2 Warrant to purchase 200,000 shares of the SAT Common Stock, (4) April ___ Warrants to purchase an aggregate of 325,000 shares of the SAT Common Stock and (5) Employee Warrants to purchase an aggregate of 52,500 shares of the SAT Common Stock has advised SAT that, when and if he or it exercises any of the foregoing Warrants, all of which except the Employee Warrants are currently exercisable, the holder may, from time to time, offer these shares pursuant to the Prospectus as a Selling Stockholder at the prices then prevailing on the American Stock Exchange or in isolated transactions, at negotiated prices, with institutional or other investors and that the holder has engaged no underwriter to act for him, or it, although sales may be effected for each of such holders through his or its personal broker-dealer.



	In addition, the holders of the June 30 Warrants, the April
___ Warrants (as to 675,000 shares), the Employee Warrants (as to 105,000 shares) and the Convertible Notes have advised SAT that, when and if they exercise or convert their respective securities, they may, from time to time, sell the underlying shares of the SAT Common Stock in the manner described in the preceding paragraph. These securities become exercisable or convertible as follows:


(1)	  The June 30 Warrants do not become exercisable, nor may
      the holders convert the Convertible Notes, until July
      1, 1997.


(2)	  The April ___ Warrants were granted to Capital
      Strategists, Inc. as compensation for financial public relations services. April ___ Warrants to purchase 325,000 shares of the SAT Common Stock is exercisable immediately and the underlying shares are being offered by the holder as a Selling Stockholder pursuant to this Prospectus as described in the preceding paragraph.
      The other April ___ Warrants become exercisable as to 225,000 shares of the SAT Common Stock as of each quarter commencing June 1, 1997.


<PAGE 20>

(3)	  Each of the Employee Warrants first becomes or, when
      granted, will first become exercisable as to a quarter of the shares of the SAT Common Stock subject thereto on the first anniversary of its date of grant and thereafter will become exercisable as to a quarter of the shares on the three successive anniversary dates. Each of the Employee Warrants expires or, when granted, will expire as to each installment three years after the date the Employee Warrant becomes exercisable as to such installment.


 The 5,780,000 shares of the SAT Common Stock underlying the June 30 Warrants, the April ___ Warrants (as to 675,000 shares), the Employee Warrants (as to 105,000 shares) and the Convertible Notes have been registered under the Securities Act pursuant to this Registration Statement for issuance by SAT because no such security is currently exercisable or convertible. Because none of the holders of the foregoing Warrants and the Convertible Notes is an affiliate of SAT as such term is defined in Rule 405 under the Securities Act, such holders will not, in the opinion of Gold & Wachtel, LLP, general counsel to SAT, require, after exercise or conversion in order to resell, a prospectus (a) naming him or it as a Selling Stockholder with respect to the shares of the SAT Common Stock issuable upon the exercise or conversion and (b) otherwise complying with Section 10(a)(3) of the Securities Act.



	SAT, its officers, directors, affiliates and the Selling Stockholders are obligated to take such steps as may be necessary to ensure that the offer and sale by such parties of the 637,500 shares of the SAT Common Stock offered by this Prospectus (the "Distribution") shall comply with the requirements of the federal securities laws, including Regulation M under the Securities Act.



	In general, Regulation M under the Securities Act prohibits any person, Selling Stockholder or a broker-dealer acting for such Selling Stockholder from directly or indirectly bidding for, or purchasing any shares of the SAT Common Stock or attempting to induce any person to bid for or to purchase shares of the SAT Common Stock until after he, she or it has completed his, her or its participation in the Distribution. Rule 102 sets forth certain exceptions for the Selling Stockholder including exercising a Common Stock purchase warrant.


	SAT is bearing all costs relating to the registration of the shares of the SAT Common Stock offered by this Prospectus (other than fees and expenses, if any, of counsel or other advisers to the Selling Stockholders). Any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the SAT Common Stock will be borne by the Selling Stockholder selling such shares.

<PAGE 21>

                          LEGAL MATTERS

	The validity of the securities offered hereby will be passed upon for the Company by Gold & Wachtel, LLP, New York, New York.


                          MATERIAL CHANGES

	On November 8, 1996, SAT entered into a Convertible Loan and Warrant Agreement (the "Loan Agreement") with Steven A. Cohen and S.A.C. Capital Associates, LLC, an Anguilla limited liability company (collectively the "Lenders"), pursuant to which SAT borrowed $5,000,000 from the Lenders (the "Loan"). See Notes (7) and (8) to the table under "Selling Stockholders" for information as to the prior beneficial ownership by the Lenders of an aggregate of 2,342,200 shares of the SAT Common Stock. The Loan is evidenced by promissory notes (previously defined as the "Convertible Notes") which are due and payable on November 8, 1999 and bear interest at the rate of seven percent per annum, payable quarterly. The Convertible Notes may not be prepaid without the consent of the Lenders and may not be assigned or negotiated without the consent of SAT. The Convertible Notes are convertible into shares of the SAT Common Stock at any time after July 1, 1997 at a conversion price (the "Conversion Price") of
$2.00 per share. The Conversion Price is subject to a downward adjustment (the "Market Price Adjustment") during the period from May 1, 1997 through May 1, 1998 based on the average market price for shares of the SAT Common Stock over the preceding 65 trading days excluding the date that either Lender sold shares of the SAT Common Stock in an Open Market Transaction (as hereinafter defined) and the trading days that are within 21 days of such date, provided that the Conversion Price will not be reduced below $1.375 as a result of this adjustment.

	In addition, the Conversion Price is subject to reduction pursuant to certain anti-dilution provisions, if SAT sells shares at less than the Conversion Price, or issues options or convertible securities which can be exercised at a price less than the Conversion Price.

	Under the Loan Agreement, as long as any portion of the Convertible Notes are outstanding and thereafter as long as certain conditions are met, the Lenders may designate one person to be nominated by SAT for election to SAT's Board of Directors or may exercise observer rights at meetings of the Board of Directors. The Agreement also imposes certain negative and affirmative covenants on SAT as long as any balance remains outstanding under the Convertible Notes. These covenants, among other matters, restrict SAT's ability to engage in acquisitions (other that the proposed acquisitions of SAT's two majority owned subsidiaries, Good Ideas and U.S. Drug) of companies that are not engaged exclusively in, or engaged in a business directly related to, the business of substance abuse testing, to pay dividends, to incur indebtedness (as defined in the Loan Agreement) senior to the Convertible Notes, to engage in certain related party transactions, to assign the rights in certain intellectual property, to terminate the employment of SAT's chief executive officer, to incur other indebtedness (as defined in the Loan Agreement) in excess of $1,000,000, to

<PAGE 22>

sell or otherwise dispose of any subsidiary or division of the corporation (with the exception of Good Ideas), to engage in other transactions with a value in excess of $1,000,000, and to amend SAT's Certificate of Incorporation or Bylaws or enter into any agreement that would adversely affect the rights and priorities of the Lenders. The Lenders also have the right to purchase additional shares of the Common Stock in any capital raising transaction through any public or private sale of shares of the SAT Common Stock effected by SAT and to acquire additional shares under certain other circumstances.

	In addition, pursuant to the Loan Agreement, the Lenders purchased for $1,000 the June 30 Warrants which consists of Warrants to purchase an aggregate of 2,500,000 shares of the SAT Common Stock at an exercise price of $2.00 per share. The June 30 Warrants are not exercisable to any extent before July 1, 1997 and thereafter are exercisable only to the extent that, when added together with any other shares beneficially owned by the Lenders, would not result in the Lenders being deemed to be greater than ten percent stockholders subject to Section 16 of the Exchange Act . Notwithstanding the foregoing, the Warrants become fully exercisable on July 1, 1997 and expire on June 30, 2000. The number of shares of the SAT Common Stock which may be purchased pursuant to the June 30 Warrants is subject to a downward adjustment, but not less than 2,000,000 shares, in the event that the Conversion Price of the Notes is reduced, such that the number of shares purchasable pursuant to the June 30 Warrants will be reduced at a rate of one share for each 2.2727 additional shares of the SAT Common Stock which may be obtained upon conversion of the Convertible Notes as a result of any Market Price Adjustment. In addition, the exercise price is subject to reduction and the number of shares that may be purchased under the June 30 Warrants is subject to increase pursuant to certain antidilution provisions if SAT sells shares at less than the exercise price. The June 30 Warrants are transferable subject to compliance with the Securities Act.

	Under the Loan Agreement, SAT agreed promptly to register under the Securities Act of 1933 the shares issuable upon the conversion of the Convertible Notes and the exercise of the June 30 Warrants. This Registration Statement was filed to fulfill such commitment. In the event the registration statement had not been filed and SAT did not use its best efforts to have the registration statement declared effective by February 6, 1997, SAT would have had to pay the Lenders a cash penalty equal to ten percent of the outstanding principal under the Convertible Notes. In addition, during times (if any) when SAT has not maintained the registration statement in effect for a specified period or has failed to keep current any prospectus forming a part of such registration statement, SAT must pay the Lenders a cash penalty equal to ten percent of the outstanding principal under the Convertible Notes. Furthermore, the exercise price of the June 30 Warrants may be paid by using shares otherwise issuable thereunder if SAT does not comply with certain registration requirements. SAT and the Lenders entered into a Registration Rights Agreement, pursuant to which the Lenders have "piggyback" rights to include shares in any registration statement filed by SAT, and on one occasion to demand registration of shares if the shares issued upon conversion of the Convertible Notes or exercise of the June 30 Warrants are not freely tradable. The right to demand registration may be assigned to a transferee of the securities.

<PAGE 23>

	The Lenders have, as part of the Loan Agreement, agreed with SAT to certain volume restrictions on Open Market Transactions
(as defined below) involving sales of the shares of the SAT
Common Stock owned by them as of the date of the Agreement after the first 1,000,000 owned shares sold in Open Market
Transactions. After the sale of 1,000,000 such owned shares in Open Market Transaction, the Lenders have agreed that, unless waived by SAT, they will not sell any of the remaining owned shares in Open Market Transactions unless: (i) the sales price for such shares (before any fees or commissions) is equal to or greater than the "Limit Price" (defined in the Loan Agreement as $2.00 per share subject to certain adjustments), (ii) the volume of shares sold by the Lenders on any trading day at a price below the Limit Price (before any fees or commissions) does not exceed
25% of the average daily trading volume of the SAT Common Stock reported for the five trading days immediately preceding the date of such sale, provided that any sales by the Lenders during the immediately preceding five trading days at a price below the Limit Price shall be excluded from the calculation of the average daily trading volume, or (iii) such shares are sold at the best offer price. For purposes of the Loan Agreement, the term "Open Market Transactions" means transactions that are reported on the consolidated quotation system other than block trades (as defined under Exchange Act Rule 10b-18). These volume sales limitations do not extend to any other transactions in the shares of the SAT Common Stock or to any shares of the SAT Common Stock that the Lenders may acquire after November 8, 1996.


	As a result of the five non-employee directors receiving the Directors Warrants as part of their annual compensation, the Lenders received the Lenders Warrants. Pursuant to the Loan Agreement, so long as the Convertible Notes are outstanding, whenever the directors receive Common Stock purchase warrants to purchase shares of the Common Stock as compensation for serving in such capacity, each of the Lenders is entitled to receive a Common Stock purchase warrant to purchase one half of the shares of the SAT Common Stock subject to the director's warrant, the other terms and conditions of the Lender's Warrant to be similar to those of the director's warrant.



	Effective as of August 1, 1996, SAT relocated its executive offices from Rancho Cucamonga, California to Ft. Lauderdale, Florida. On November 14, 1996, Linda H. Masterson agreed to relinquish the title and duties as SAT's Chief Operating Officer while retaining the title and duties of President of SAT. Ms. Masterson will remain based in California with primary responsibility for bringing U.S. Drug's products to market, restructuring SAT's alcohol testing business and supervising the day-to-day operations of SAT's BioTox Division. Ms. Masterson is a member of a management committee formed in November, 1996 whose other members are SAT's Chief Executive Officer, its Chief Financial Officer, its Vice President, Sales and Marketing and two other designated persons.



	As a condition precedent to making its loans, the Lenders required that Robert M. Stutman, the Chairman of the Board, the Chief Executive Officer and a director of SAT, and Brian Stutman, Vice President, Sales and Marketing of SAT since December 3, 1996, surrender their secured position with respect to their promissory notes due May 21, 1997 (the "Promissory Notes") in the

<PAGE 24>

principal amount of $239,760 and $160,240, respectively, which they had received on May 21, 1996 as partial payment for their share ownership in RSA, and agree that the Promissory Notes would not be paid prior to the Convertible Notes except through the issuance of shares of the SAT Common Stock. In consideration of this sacrifice, the Board of Directors of SAT authorized on December 3, 1996 that the exercise price of $3.135 per share be reduced to $2.125 per share on Robert Stutman's Common Stock purchase warrant expiring May 20, 1999 to purchase 474,750 shares of the SAT Common Stock and on Brian Stutman's Common Stock purchase warrant also expiring May 20, 1999 to purchase 317,250 shares of the SAT Common Stock. On the same day, the Messrs. Stutman surrendered their Promissory Notes, the principal amount and interest thereon being used to allow Robert Stutman to exercise his Common Stock purchase warrant expiring December 13, 1998 for 127,500 shares as to 124,375 shares and Brian Stutman to exercise his Common Stock purchase warrant also expiring December 13, 1998 as to all 72,500 shares subject thereto and his Common Stock purchase warrant expiring March 31, 1999 for 70,500 shares as 10,624 shares, thereby permitting SAT to cancel an aggregate of $415,000 in indebtedness to them ($400,000 in principal and $15,000 in interest).


	On June 20, 1996, the SAT Board authorized SAT to engage a consultant for whom the consideration was to be 200,000 shares of the SAT Common Stock. Mr. Rosen fulfilled SAT's obligation to such consultant by delivery of his own shares. In consideration thereof, on December 3, 1996, the SAT Board authorized (1) Mr. Rosen's exercise of a Common Stock purchase warrant expiring November 15, 1998 as to 200,000 shares of the 400,000 shares of the SAT Common Stock subject thereto, the consideration therefor being the value of the consultant's services (i.e., the product of 200,000 shares and the closing sales price of $2.875 per share on June 20, 1996 or $575,000); (2) the issuance to Mr. Rosen of the December 2 Warrant to purchase 200,000 shares of the SAT Common Stock at $2.00 per share; and (3) a reduction in the exercise price of his Common Stock purchase warrant expiring November 15, 2000 to purchase 150,000 shares of the SAT Common Stock from $4.00 to $2.00 per share.


            COMMISSION POSITION ON INDEMNIFICATION

	The SAT Board of Directors has authorized indemnification of directors and officers of SAT to the fullest extent permitted by Delaware law.

	Section 145(a) of the GCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses
(including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

	Under Section 145(b) of the GCL, a corporation also may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good

<PAGE 25>

faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of the corporation. However, in such an action by or on behalf of a corporation, no indemnification may be in respect of any claim, issue or matter as to which the person is adjudged liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

	In addition, under Section 145(f) of the GCL, the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of SAT pursuant to the foregoing provisions, or otherwise, SAT has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
In the event that a claim for indemnification against such liabilities (other than the payment by SAT of expenses incurred or paid by a director, officer or controlling person of SAT in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, SAT will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


----------------------------------              ----------------------
----------------------------------              ----------------------
No dealer, salesperson or other
person has been authorized to give              SUBSTANCE ABUSE
any information or to make any                   TECHNOLOGIES, INC.
representations in connection with
this offering other than those
contained in this Prospectus and, if             3,402,500 Shares of SAT
given or made, such information or               Common Stock Issuable upon
representations must not be relied upon          Exercise of Warrants,
as having been authorized by the                 2,500,000 shares of SAT Common
Company.  This Prospectus does not               Stock Issuable upon Conversion
constitute an offer to sell or a                 of Convertible Notes and
solicitation of an offer to buy  the	            637,500 Shares Offered by
securities offered hereby to any person          Selling Stockholders
in any state or	other jurisdiction in
which such offer or solicitation would
be unlawful.  Neither the delivery of this
Prospectus nor any sale made hereunder
shall, under any circumstances, create any
implication that the	information contained
herein is correct as of any time
subsequent to the date hereof.


         TABLE OF CONTENTS
         -----------------

                                               				Page
                                                   ----

Available Information.............................	  2
Incorporation of Certain Information
   By Reference..................................		  3
The Company.......................................	  4
Risk Factors......................................   6      	_______________
Dilution.......................................... 	14
Use of Proceeds................................... 	15 			   	PROSPECTUS
Selling Stockholders..............................		16
Plan of Distribution.............................. 	19      	_______________
Legal Matters..................................... 	21
Material Changes.................................. 	21
Commission Position on
   Indemnification................................		24


Until ________________, 1997 (40 days after the date
of the Prospectus), all dealers effecting transaction in
securities offered hereby, whether or not participating 				April ___, 1997
in this distribution, may be required to deliver a
prospectus.

-------------------------------------                     ------------------
-------------------------------------                     ------------------


<PAGE II-1>

                             PART II

               INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.   Other Expenses of Issuance and Distribution.

	The following is an estimate of expenses, except for the registration fee, to be incurred by Substance Abuse Technologies, Inc. (the "Registrant" or "SAT") for the issuance and distribution of the securities being registered hereby.


		Registration Fee..........................   $  3,863
  Accountants' Fees and Expenses............	    15,000
  Legal Fees and Expenses...................     20,000
  Printing, Transfer Agent and
   Other Miscellaneous Expenses.............     16,137

                              				Total			      $55,000


Item 15.	Indemnification of Directors and Officers.

	The Board of Directors of the Registrant has authorized indemnification of directors and officers of the Registrant to the fullest extent permitted by Delaware law.

	Section 145(a) of the General Corporation Law of Delaware (the "GCL") permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

	Under Section 145(b) of the GCL, a corporation also may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees)

<PAGE II-2>

actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. However, in such an action by or on behalf of a corporation, no indemnification may be in respect of any claim, issue or matter as to which the person is adjudged liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

	In addition, under Section 145(f) of the GCL, the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.


	The Registrant has obtained insurance to cover certain of the above-described indemnifications.

	For information as to a limitation on indemnification of directors, officers and controlling persons of the Registrant, see Item 17 to this Registration Statement.

Item 16.	Exhibits to Form S-3.


	All of the following exhibits designated with a footnote reference are incorporated herein by reference to a prior registration statement filed under the Securities Act of 1933, as amended (the "Securities Act"), or a periodic report filed by SAT pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). An exhibit marked with an asterisk is filed with this Registration Statement.


Number	     Exhibits
------       --------

2(a)	       Copy of Agreement and Plan of Merger dated as of April
            12, 1996 by and among SAT, Good Ideas Acquisition Corp. and Good Ideas Enterprises, Inc., a Delaware corporation ("Good Ideas"). (1)

2(b )	      Copy of Agreement and Plan of Merger dated as of April
            23, 1996 by and among SAT, U.S. Drug Acquisition Corp. and U.S. Drug Testing, Inc. ("U.S. Drug"). (2)

4(a)		      Specimen of Common Stock certificate of SAT.

<PAGE II-3>

Number     	Exhibits
------      --------

4(b)		      Specimen of Class "A" Cumulative and Convertible
            Preferred Stock certificate of SAT. (3)

4(c)	       Specimen of Class "B" Non-Voting Preferred Stock
            certificate of SAT. (4)

4(d)	       Copy of Convertible Loan and Warrant Agreement dated
            November 8, 1996 by and between SAT, S.A.C. Capital
            Associates, LLC and Steven A. Cohen. (5)

4(d)(1)	    Form of Registration Rights Agreement is Exhibit A to
            Exhibit 4(d) hereto.


4(d)(2)	    Form of Convertible Senior Promissory Note due November
            8, 1999 is Exhibit B to Exhibit 4(d) hereto. (5)

4(d)(3)	    Form of Common Stock Purchase Warrant expiring June 30,
            2000 is Exhibit C to Exhibit 4(d) hereto.

4(e)*	      Form of Common Stock purchase warrant expiring November
            15, 1999.

           	SAT's Common Stock purchase warrants expiring November
            15, 1999, December 2, 1999 and three years from the effective date of this Registration Statement are substantially identical to the form of Common Stock purchase warrant filed as Exhibit 4(e) hereto except as to the name of the holder, the expiration date and the exercise price and, accordingly, pursuant to Instruction
            2 to Item 601 of Regulation S-K under the Securities Act are not individually filed.

4(f)*	      Form of Common Stock purchase warrant with deferred exercise.

           	SAT's Common Stock purchase warrants expiring three
            years from the effective date of this Registration Statement and those issued or to be issued to employees, of which the currently outstanding warrants expire between September 11, 2000 and January 1, 2001, are substantially identical to the form of Common Stock purchase warrant filed as Exhibit 4(f) hereto except as to the name of the holder, the expiration date and the exercise price and, accordingly, pursuant to Instruction 2 to Item 601 of Regulation S-K under the Securities Act are not individually filed.

5(a)*	     	Opinion of Gold & Wachtel, LLP.

<PAGE II-4>

Number	     Exhibits
------      --------

23(a)*	 	   Consent of Ernst & Young LLP relating to financial
            statements in Annual Report on Form 10-K.

23(b)*		    Consent of Ernst & Young LLP relating to financial
            statements in Current Report on Form 8-K/A.

23(c)*		    Consent of Wolinetz, Gottlieb & Lafazan, P.C.

23(d)		     Consent of Gold & Wachtel, LLP is included in their
            opinion filed as Exhibit 5 hereto.

--------------------------

1.	  Filed as an Exhibit to Good Ideas Annual Report on Form 10-K
     for the fiscal year ended March 31, 1996 and incorporated herein by this reference.

2.	  Filed as an exhibit to U.S. Drug's Annual Report on Form 10-K for the
     fiscal year ended	March 31, 1996 and incorporated herein by this
     reference.

3.  	Filed as an exhibit to SAT's Registration Statement on Form S-18,
     File No. 33-29718, and incorporated herein by this reference.

4.	  Filed as an exhibit to SAT's Registration Statement on Form S-1,
     File No. 33-47855, and incorporated herein by this reference.

5.	  Filed as an exhibit to Amendment 2 to Schedule 13D filed by
     Steven A. Cohen on 	November 12, 1996, and incorporated herein by
     this reference.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

	1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

		(i)	To include any prospectus required by Section
10(a)(3) of the Securities Act;

		(ii)	To reflect in the prospectus any facts or events
arising after the effective date of the registration statement
(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.
Notwithstanding the foregoing, any increase or decrease in volume of securities offered

<PAGE II-5>

(if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement.

	2.	That, for the purpose of determining any liability
under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	3.	To remove from registration by means of a post-
effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


<PAGE II-6>


                        SIGNATURES

	Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to belief that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 31, 1997.

                       						SUBSTANCE ABUSE TECHNOLOGIES, INC.
			   			                    	(Registrant)

                     					  	By:  /s/ Robert M. Stutman
                                  ---------------------
			                               				Robert M. Stutman, Chairman and
                               							Chief Executive Officer


	Pursuant to the requirements of the Securities Act of 1933, this amendment to a registration statement has been signed by the following persons in the capacities indicated on March 31, 1997.


Signature	                               Title
---------                                -----

/s/ Robert M. Stutman                  		Principal Executive Officer
---------------------                    and Director
Robert M. Stutman

/s/ Robert Muccini                      		Chief Financial and
---------------------                     Accounting Officer
Robert Muccini

/s/ Alan I. Goldman                     	 Director
---------------------
Alan I. Goldman

/s/ John C. Lawn                        	 Director
----------------------
John C. Lawn

/s/ Peter M. Mark                       	 Director
----------------------
Peter M. Mark

/s/ Linda H. Masterson                   	Director
----------------------
Linda H. Masterson

/s/ Michael S. McCord               	     Director
----------------------
Michael S. McCord

/s/ Lee S. Rosen                        	 Director
----------------------
Lee S. Rose


<PAGE E-1>

                               EXHIBIT INDEX
                     SUBSTANCE ABUSE TECHNOLOGIES, INC.
                     REGISTRATION STATEMENT ON FORM S-3
                               EXHIBITS FILED
                     TO FORM S-3 REGISTRATION STATEMENT


	                                       															          Page
Number	   Exhibits							                               	        Number
------    --------                                               ------

23(a)		   Consent of Ernst & Young LLP relating to financial     E-2
          statements in Annual Report on Form 10-K.

23(b)		   Consent of Ernst & Young LLP relating to financial     E-3
          statements	in Current Report on Form 8-K/A.

23(c)		   Consent of Wolinetz, Gottlieb & Lafazan, P.C.			      	E-4

<PAGE E-2>

                                                       Exhibit 23(a)




Consent of Independent Auditors


We consent to the incorporation by reference of our report dated May 20, 1996 with respect to the consolidated financial statements of Substance Abuse Technologies, Inc. (formerly U.S. Alcohol Testing of America, Inc.) included in its Annual Report (Form 10-K, as amended) for the year ended March 31, 1996, filed with the Securities and Exchange Commission, in the Registration Statement (Amendment No. 1 to Form S-3 No. 333-19979) and related Prospectus of Substance Abuse Technologies, Inc. for the registration of (1) 3,402,500 shares of its common stock issuable upon exercise of warrants, (2) 2,500,000 shares of its common stock issuable upon conversion of convertible notes, and (3) 637,500 shares of its common stock offered by selling stockholders.



/S/ ERNST & YOUNG LLP

Riverside, California
March 31, 1997

<PAGE E-3>

                                                        Exhibit 23(b)


Consent of Independent Auditors


We consent to the incorporation by reference of our report dated July 23, 1996 with respect to the financial statements of Robert Stutman & Associates, Inc. as of December 31, 1994 and 1995 and for the three years in the period ended December 31, 1995 included in the Form 8-K/A, as amended, filed with the Securities and Exchange Commission, in the Registration Statement (Amendment No. 1 to Form S-3 No. 333-19979) and related Prospectus of Substance Abuse Technologies, Inc. for the registration of (1) 3,402,500 shares of its common stock issuable upon exercise of warrants, (2) 2,500,000 shares of the common stock issuable upon conversion of convertible notes, and (3) 637,500 shares of its common stock offered by selling stockholders.



/S/ ERNST & YOUNG LLP

Boston, Massachusetts
March 31, 1997

<PAGE E-4>

                                                        Exhibit 23(c)



Consent of Independent Public Accountants


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated May 26, 1995 on the consolidated financial statements of Substance Abuse Technologies, Inc. and Subsidiaries (a/k/a U.S. Alcohol Testing of America, Inc.) included in its Annual Report (Form 10-K) for the year ended March 31, 1996, filed with the Securities and Exchange Commission, in the Registration Statement (Amendment No. 1 to Form S-3 No. 333-19979) and related Prospectus of Substance Abuse Technologies, Inc. for the registration of 3,402,500 shares of its common stock issuable upon exercise of warrants, 2,500,000 shares of its common stock issuable upon conversion of convertible notes and 637,500 shares of common stock offered by selling stockholders.



/s/ Wolinetz, Gottlieb & Lafazan, P.C.

Rockville Centre, New York
March 31, 1997


